UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2014

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 S. Main Street, PO Box 96, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 22, 2014, Highwater Ethanol, LLC (the "Company") entered into an Amended and Restated Credit Agreement with AgStar Financial Services, PCA, as administrative agent, ("AgStar") which amended the Credit Agreement with AgStar originally dated February 27, 2014. In connection therewith, as of the same date, the Company executed Amended and Restated Term Notes, Amended and Restated Term Revolving Notes, Amended and Restated Revolving Line of Credit Notes and an Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Fixture Financing Statement. The Company's purpose for amending its credit facility with AgStar was to refinance a portion of certain financing and credit arrangements previously held by U.S. Bank National Association, as trustee, and the City of Lamberton, Minnesota (the “City”) to secure the proceeds from the sale of the solid waste facilities revenue bonds, Series 2008A issued by the City in the aggregate principal amount of $15,180,000.

The Amended and Restated Credit Agreement increases the Company's Term Loan to $27,000,000 and also continues to provide the Company with a $5,000,000 Term Revolving Loan, and a $5,000,000 Revolving Line of Credit subject to terms described in the Amended and Restated Credit Agreement and summarized below. The Company paid a $25,000 underwriting fee and a $17,500 commitment fee and has agreed to pay an annual facility fee of $10,000 to AgStar in addition to other standard closing costs in connection with the refinancing.

Term Loan

The Term Loan is for $27,000,000 with a variable interest rate that is equal to 30-day LIBOR rate plus 325 basis points with no minimum interest rate. The Company will make monthly principal payments on the Variable Rate Term Loan of approximately $321,430 plus accrued interest. Payments are based upon a seven year amortization and the Term Loan is fully amortized. The Company may convert the Term Loan to a fixed rate loan, subject to certain conditions as described in the Amended and Restated Credit Agreement and with the consent of AGStar.

Term Revolving Loan

The Term Revolving Loan is for up to $5,000,000 with a variable interest rate that is the greater of the 30-day LIBOR rate plus 325 basis points with no minimum interest rate. The Term Revolving Loan may be advanced, repaid and re-borrowed during the term. The Company will make monthly interest payments on the Term Revolving Loan. Payment of all amounts outstanding is due on September 22, 2021. The Company also has $2,500,000 in letters of credit outstanding which reduce the amount available under the Term Revolving Loan. The Company will pay interest at a rate of 1.50% on amounts outstanding for the letters of credit.

Revolving Line of Credit

The Company has a Revolving Line of Credit available equal to the amount of the Borrowing Base, with a maximum limit of $5,000,000. The Borrowing Base will vary and may at times be less than $5,000,000. The Revolving Line of Credit expires on February 26, 2015 and accrues interest at the 30-day LIBOR rate plus 325 basis points with no minimum interest rate. The Company will make monthly interest payments on the Revolving Line of Credit.

Covenants and other Miscellaneous Terms

The loan facility with AgStar is secured by substantially all business assets. The Company executed a mortgage in favor of AgStar creating a first lien on the Company's real estate and plant and a security interest in all personal property located on the property and assigned in favor of AgStar all rents and leases, marketing contracts, the risk management services contract, and natural gas, electricity, water service and grain procurement agreements.

The Company is also subject to various financial and non-financial covenants that limit distributions and debt and require minimum debt service coverage, tangible net worth, and working capital requirements. The fixed charge coverage ratio is no less than 1.15:1.00 and is measured annually by comparing adjusted EBITDA to scheduled payments of principal and interest plus capital expenditures and distributions. The minimum net worth is no less than $42,000,000, which is calculated as the excess of total assets excluding various disallowed assets per the Amended and Restated Credit Agreement over total liabilities, and is measured quarterly. The minimum working capital is $8,250,000, which is calculated as current assets plus the amount available for drawing under the Term Revolving Loan and undrawn amounts on outstanding letters of credit, less current liabilities, and is measured quarterly.

Additionally, we are limited to annual capital expenditures of $2,000,000 without prior approval, incurring additional debt over certain amounts without prior approval, and making additional investments as described in the Amended and Restated Credit Agreement without prior approval of AgStar. We are also prohibited from making distributions to our members in excess of 50% of net income in a given year without the prior approval of AgStar. We are also required to pay unused commitment fees for the Term Revolving Loan and the Revolving Line of Credit as defined in the Amended and Restated Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: September 25, 2014	/s/ Brian Kletscher
Brian Kletscher, Chief Executive Officer